Contact: Sylvia M. Smith
Acting CFO and Controller
734 414-6100

PERCEPTRON ANNOUNCES THIRD QUARTER RESULTS FOR FISCAL YEAR 2007

Plymouth, Michigan, May 10, 2007 - Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $16.0 million and net income of $691,000, or $0.08 per diluted share, for the third quarter ended March 31, 2007, compared with net sales of $13.4 million and net income of $1.0 million, or $0.12 per diluted share, for the third quarter ended March 31, 2006. For the nine-month period ended March 31, 2007 the Company reported net sales of $38.9 million and a net loss of $814,000, or $0.10 per diluted share, compared with net sales of $43.4 million and net income of $3.5 million, or $0.38 per diluted share, for the same period one year ago. Fiscal 2007 results included net non-cash stock-based compensation expense of $163,000, or $.02 per diluted share, for the third quarter and $519,000, or $.06 per diluted share, for the nine months ended March 31, 2007 compared with $112,000, or $.01 per diluted share, for the third quarter and $423,000, or $.05 per diluted share, for the nine months ended March 31, 2006 related to the adoption of accounting pronouncement, Statement of Financial Accounting Standard 123 (revised), (SFAS 123R).

The first deliveries of the Company’s new commercial products occurred in the third quarter of fiscal 2007, which is the first quarter that the Company recognized revenues from commercial product sales. The Company has three main product groupings. These include Automated Systems, which are comprised of the automotive process and measurement systems that Perceptron directly sells, installs and services, Value Added Services, and Technology Products, which are comprised of the Company’s new commercial products line and the Company’s technology component products like ScanWorks® and WheelWorks®.

The $2.6 million increase in sales in the third quarter was primarily the result of Technology Products sales which increased from $2.0 million in the third quarter of fiscal 2006 to $4.3 million for the third quarter of fiscal 2007. Geographically, sales in Europe of $8.0 million were up $5.7 million over the same quarter of fiscal 2006 primarily as a result of higher Automated Systems sales. North American sales of $7.4 million were $3.4 million lower compared to the third quarter of fiscal 2006 primarily as a result of lower Automated Systems sales, offset by increased Technology Products sales including the Company’s new commercial products. The changes in both North America and Europe primarily reflected the timing of new vehicle programs. Asian sales were $600,000 up $300,000 from the same quarter in fiscal 2006.

The gross profit margin this quarter was 45.5% compared with 53.2% in the third quarter of fiscal 2006, reflecting the mix of product sales that included the higher volume commercial products this quarter which are sold at a lower gross margin than the Company’s other products. The stronger Euro in fiscal 2007 mitigated the impact of these factors on margins.

Selling, general and administrative expenses were $369,000 higher in the third quarter compared to the third quarter of fiscal 2006 primarily related to personnel additions to support growth opportunities in the Far East and to support the new commercial products business initiatives, the effect of the strengthening Euro on costs, and salary and benefit increases. Engineering, research and development expenses were slightly higher compared to one year ago primarily related to salary and benefit increases that were offset by decreased spending on engineering materials.

The Company had strong new order bookings of $20.0 million during the third quarter compared with new order bookings of $17.2 million in the second quarter of fiscal 2007 and $8.5 million for the quarter ended March 31, 2006. New orders in North America of $14.1 million were $8.4 million higher than in the third

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

May 10, 2007

quarter of fiscal 2006 primarily as a result of higher orders for Technology Products, in particular, the Company’s new commercial products. European orders of $5.6 million this quarter were up $3.3 million compared to the third quarter of fiscal 2006 and primarily represented increased Automated Systems orders. The Company's backlog rose to $26.6 million as of March 31, 2007, its highest level since 1999, compared with $22.6 million as of December 31, 2006 and $17.0 million at March 31, 2006. The increase in backlog primarily reflects orders for the Company’s Technology Products, in particular, the new commercial products.

Alfred A. Pease, chairman, president and chief executive officer, commented, “We are pleased that the Company has returned to profitability, and our prospects for consistent growth are very promising.

“The Company’s initial rollout of its new commercial product, marketed and sold by Ridge Tool under the brand SeeSnake® micro™, has been exciting. The product was recently introduced and is currently being sold by Ridge Tool through distribution channels in the United States, Canada and Europe. Ridge Tool has launched a substantial media campaign for the SeeSnake® micro™, and the initial reaction in the marketplace has been very positive. The Company is increasing its production capacity of the product to meet the current backlog and strong forecasted orders. We continue to be very excited about our close relationship with Ridge Tool, and our prospects for growth of the SeeSnake® micro™ and our planned follow-on products. Details of the current product are available at the Ridgid website, www.ridgid.com.

“The Company continually reviews its cost structure, particularly as they relate to system installation and support, to ensure that the Company’s resources allow for future growth and are consistent with the requirements of each business and geographic region. As a result, the Company took steps during the fourth quarter of fiscal 2007 to reduce expenses in its North American and European Automotive businesses by over $1.4 million annually. We targeted cost reductions that we do not believe will negatively impact our growth plan.

“We continue to expect total revenues for fiscal year 2007 as a whole to be comparable to those of the last fiscal year. We also expect new order bookings for the fourth quarter to be comparable to the amount of new order bookings received in the third quarter of fiscal 2007. We intend to continue investing in new growth opportunities for both Asia Automotive sales and for commercial product sales.

“The outlook for fiscal 2008 is very positive. We are anticipating modest growth in our Automotive business overall and very strong sales growth in our Technology Products, driven for the most part by growth in the commercial products line. As a result, the Company expects significantly higher revenues and earnings in fiscal 2008.

“Our balance sheet remains strong. The Company had $15.9 million of cash and no debt at March 31, 2007. During the third quarter of fiscal 2007 the Company completed its stock repurchase program and repurchased 165,800 shares of its stock for $1.5 million. Shareholders’ equity was $50.9 million or, $5.90 per diluted share as of March 31, 2007.”

Perceptron, Inc. will hold a conference call/webcast chaired by Alfred A. Pease, President & CEO today at 10:00 a.m. (EDT). Investors can access the call at
http://www.visualwebcaster.com/event.asp?id=39712 or by dialing 866 406-5408 (domestic callers) or 973 582-2770 (international callers). If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 p.m. today and running until 11:00 p.m. on Thursday, May 17, 2007. You can access the rebroadcast by dialing 877 519-4471 (domestic callers) or 973 341-3080 (international callers) and entering the passcode of 8779322.

A replay of the call will also be available in the “Company-News” section of the Company’s website at www.perceptron.com for approximately one year following the call.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

May 10, 2007

About Perceptron
Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial and commercial applications. The Company’s Automated Systems Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. Perceptron’s Technology Products provide innovative solutions for scanning and inspection, serving industrial, trade and consumer applications. The Company also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 245 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, and Singapore. For more information, please visit www.perceptron.com.

About Ridge Tool
Ridge Tool Company, a leading manufacturer of hand and power tools, markets its products in over 130 countries under its RIDGID® brand. The company's broad offering includes over three hundred types of tools serving the plumbing, HVAC/R, energy, industrial, electrical, institutional and rental markets. Ridge (www.ridgid.com) is a subsidiary of St. Louis, Missouri-based Emerson (NYSE: EMR). Emerson is a global leader in bringing technology and engineering together to provide innovative solutions to customers through its network power, process management, industrial automation, climate technologies, and tools and storages business platforms. For more information, please visit www.gotoemerson.com.

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2007 and 2008 and future revenue, expenses, new order bookings, net income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of the introduction of and revenue and net income increases from new products which the Company have recently introduced or have not yet released and from the Company’s plans to make important new investments, largely for personnel, for newly introduced products and geographic growth opportunities in the U.S., Europe, Eastern Europe, and Asia. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, those set forth in “Item 1A - Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2006, the dependence of the Company's revenue on a number of sizable orders from a small number of customers concentrated in the Automotive industry, particularly in the U.S. and Europe, the dependence of the Company’s net income levels on increasing revenues, continued pricing pressures from the Company’s customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue, order bookings, backlog and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, continued access to third party components for our ScanWorks systems, the ability of the Company to successfully compete with alternative and similar technologies, the timing, number and continuation of the Automotive industry's retooling programs, including the risk that the Company’s customers postpone new tooling programs as a result of economic conditions or otherwise, the ability of the Company to develop and introduce new products, the ability of the Company to expand into new markets in Eastern Europe and Asia, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, rapid or unexpected technological changes, the ability of the Company to identify and satisfy demand for the Company’s Value Added Services, the ability of the Company to identify business opportunities that fit the Company’s strategic plans, the ability of the Company to implement identified business opportunities on terms acceptable to the Company and the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry. The ability of the Company to develop and introduce new products, especially in markets outside of automotive, is subject to a number of uncertainties, including general product demand and

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

May 10, 2007

market acceptance risks, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, the ability of the Company to identify satisfactory distribution networks, the ability of the Company to develop internally or identify externally high quality cost effective manufacturing capabilities for the products, general product development and commercialization difficulties, and the level of interest existing and potential new customers may have in new products and technologies generally. The ability of the Company to expand into new geographic markets is subject to a number of uncertainties, including the timing of customer acceptance of the Company’s products and technologies, the impact of changes in local economic conditions, the ability of the Company to attract the appropriate personnel to effectively represent, install and service the Company’s products in the market and uncertainties inherent in doing business in foreign markets, especially those that are less well developed than the Company’s traditional markets, such as the impact of fluctuations in foreign currency exchange rates, foreign government controls, policies and laws affecting foreign trade and investment, differences in the level of protection available for the Company’s intellectual property and differences in language and local business and social customs. The ability of the Company to identify and satisfy demand for the Company’s Value Added Services is subject to a number of uncertainties including that these services represent discretionary spending by customers and so tend to decline during economic downturns even if product sales do not decline. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products and expand into new geographic markets. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

- Financial Tables Follow -

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)
(Unaudited)

Condensed Income Statements	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Net Sales	$15,954	$13,447	$38,898	$43,395
Cost of Sales	8,697	6,298	22,608	22,365
Gross Profit	7,257	7,149	16,290	21,030
Selling, General and Administrative Expense	4,219	3,850	12,284	10,794
Engineering, Research and Development Expense	2,043	1,984	5,687	5,742
Operating Income (Loss)	995	1,315	(1,681)	4,494
Interest Income, net	188	206	767	457
Foreign Currency and Other	(2)	40	(18)	124
Income (Loss) Before Income Taxes	1,181	1,561	(932)	5,075
Income Tax Expense (Benefit)	490	513	(118)	1,564
Net Income (Loss)	$691	$1,048	$(814)	$3,511

Earnings (Loss) Per Share
Basic	$0.09	$0.12	($0.10)	$0.41
Diluted	$0.08	$0.12	($0.10)	$0.38

Weighted Average Common Shares Outstanding
Basic	7,950	8,453	8,143	8,650
Diluted	8,633	9,092	8,143	9,258

Condensed Balance Sheets	March 31,	June 30,
	2007	2006
Cash and Cash Equivalents	$15,880	$25,188
Receivables, net	17,978	17,194
Inventories, net	10,858	6,433
Other Current Assets	2,093	2,002
Property and Equipment, net	7,271	7,408
Other Non-Current Assets, net	4,720	4,170
Total Assets	$58,800	$62,395

Current Liabilities	$7,896	$8,165
Shareholders' Equity	50,904	54,230
Total Liabilities and Shareholders' Equity	$58,800	$62,395